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                              SPECTRAN CORPORATION

                                                                    EXHIBIT 21.0


                                  SUBSIDIARIES

Name of Subsidiary                                Jurisdiction of Incorporation

SpecTran Communication Fiber Technologies, Inc.             Delaware

SpecTran Specialty Optics Company                           Delaware

Applied Photonic Devices, Inc.                              Delaware